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                                                                  EXHIBIT 10.20

[I-CUBE LETTERHEAD]


August 30, 1996

Mr. Lawrence P. Begley
5 Cardinal Lane
Walpole, MA 02081

Dear Larry:

As per our discussions, please find below our offer to employ you as Chief Financial Officer at our offices located in Cambridge, MA. We would like you to begin work as soon as possible. However, we understand the necessity to provide for an orderly transition with your current employer. As you know, I feel it is very important to have you on board sooner rather than later. I hope that you can finalize some form of acceptable arrangement with your current employer shortly.

As a full-time employee, you will receive base salary compensation in the amount of $10,416.67 on a semi-monthly basis. This amount is the equivalent to the gross amount of two hundred fifty thousand dollars ($250,000) on an annual basis. You will also be eligible to participate in the employee benefit plans which I-CUBE generally makes available to its employees. Descriptions of the benefit plans currently being offered are available for your review. In addition, vacation is being accrued after your first month of employment, totaling two weeks per year in your first two full years of employment and three weeks per year thereafter. Please note that any of I-CUBE's benefit plans may, from time to time, be amended or terminated with or without prior notice. In particular, we anticipate reviewing & revising our current group health and dental plans upon their expiration. I-CUBE will also provide you at Company expense with short-term disability benefits and reimburse you for the premiums on a term life insurance policy in the amount of one million dollars payable to the beneficiaries you designate. I-CUBE will also pay for the premiums of your existing group health and dental insurance programs with your current employer (The Boston Consulting Group - "BCG") which you will bring with you to I-CUBE under COBRA. Since COBRA will only allow you continuation coverage under your current employer's group health and dental insurance programs for a maximum period of 18 months, upon the expiration of the COBRA benefits, I-CUBE will provide group health and dental insurance benefits to you and your dependents on the same terms as for similarly situated employees at I-CUBE, provided that you comply with the usual rules and procedures for enrolling in such plans.

You have said that you are eligible to receive a non-guaranteed payment of $223,000 from your current employer, The Boston Consulting Group, by the end of the 1996 calendar year. In the event that you and your current employer do not resolve your employment relationship amicably and you do not receive a payment of $223,000 before the end of 1996, then I-CUBE will pay you a sign-up bonus of up to but not more than $150,000, provided however, that the amount of any payment from your current employer plus the amount of any sign-up bonus from I-CUBE shall not exceed $223,000 in total.

              Headquarters - 101 Main Street - Cambridge, MA 02142
                    Tel: (617) 374-5900 - Fax: (617) 374-5901
  West Coast - 5245 Pacific Concourse Drive - Suite 290 - Los Angeles, CA 90045
                    Tel: (310) 536-9747 - Fax: (310) 536-9749


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You expect to resign from BCG effective October 15, 1996 and join I-CUBE effective October 16, 1996. From October 16, 1996 to December 31, 1996, I-CUBE will pay your full base pay ($10,416.67 semi-monthly), although you will be working the equivalent of 3 days per week at I-CUBE and consulting to BCG for the equivalent of 2 days per week. As of January 1, 1997, you will terminate your consulting relationship with BCG and work full-time for I-CUBE. We understand that you have not yet discussed your transition to I-CUBE with BCG and that the specific details of your transition may differ from your current expectations. To the extend that material differences emerge, further discussion of your transition to I-CUBE may be necessary.

The Board of Directors has approved and authorized I-CUBE to grant you options to purchase 250,000 shares of I-CUBE common stock (the "First Option"). The effective date of the grant will be your first day of employment at I-CUBE (expected to be October 16, 1996). To the maximum extent possible under applicable tax rules and regulations then in effect, the stock options granted to you under the First Option will be incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, and the balance of the options will be non-qualified stock options. The options will be issued at the current fair market value of $3.00 per share. The options will vest over a four-year period, in eight equal semi-annual installments after the date of grant, except that if at the time of any IPO less than 50% of the options have vested, then 50% of these options shall vest immediately upon the successful competition of an IPO with the remaining 50% to vest in four equal semi-annual installments commencing six months after the IPO is completed.

Except as set forth to the contrary in this letter, the terms of the Company's 1996 Stock Plan (the "Plan") and the standard form "Incentive Stock Option Agreement" (copy enclosed) shall control your rights concerning all stock options.

In addition to the First Option for 250,000 shares described above, the Board has approved and authorized an additional grant of two non-qualified stock options, each to purchase 50,000 shares of I-CUBE common stock, which will be issued at the current fair market value of $3.00 per share (each an "Additional Option"). The effective date of the grant will be your first day of employment at I-CUBE (expected to be October 16, 1996). Both Additional Options will vest at the end of seven years, subject to acceleration as follows. If the Company achieves a total market capitalization (market price of shares of common stock of the Company times the total number of shares of common stock then outstanding whether or not freely tradable) of $400,000,000 while you are employed by the Company or, in the event your employment is terminated by the Company without Cause, within six months of the effective date of such termination, one Additional Option will then completely vest. The second Additional Option will completely vest if the Company achieves a total market capitalization of $600,000,000 while you are employed by the Company or, in the event your employment is terminated by the Company without Cause, within six months of the effective date of such termination.


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In the event of a change in control of the Company, all nonvested shares under the First Option (up to the total of 250,000), but excluding non vested shares under the two Additional Options, will vest immediately. Change in control is defined as (i) sale or merger of the Company as described in paragraph 16(c) of the Company's 1996 Stock Plan, or (ii) any "person" as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, who is not a stockholder of the Company (and, to the extent it is a group, does not include a current stockholder of the Company) on the date of this letter, is or becomes the beneficial owner (within the meaning of section 13(d)-3 under the Exchange Act,) directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding capital stock.

The Company agrees to incorporate all of the stock option provisions described in this letter into I-CUBE Stock Option Agreements governed by the Company's 1996 Stock Plan.

The Company may discharge you at any time for Cause upon delivery of written notice to you, making reference to this paragraph and specifying with particularly the actions or inaction's constituting such Cause. For purposes of this letter agreement, a termination for "Cause" shall mean only termination for any one or more of the following reasons:

      a. being convicted of criminal conduct constituting a felony offense, other than a traffic offense, whether or not related to your employment;

      b. incompetence or negligence in the performance of your duties on behalf of the Company and which is not cured or corrected within thirty (30) days after your receipt of written notice from the Company referring to this paragraph and describing with specificity the conduct or omission constituting incompetence or negligence;

      c.    fraud or embezzlement with respect to funds of the Company;

      d. your failure to comply with lawful instructions given to you by the Board of Directors or the Chief Executive Officer and which is not cured or corrected within thirty (30) days after receipt of written notice from the Company referring to this paragraph and describing with specificity the instructions with which you did not comply.

Please be aware The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete within the first three days of your employment. Please bring the appropriate documents listed on that form with you when you report for work.
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Also enclosed for your review is a "Nondisclosure, Noncompetition and
Developments Agreement". This offer of employment is conditioned on your willingness to sign and abide by the terms of this agreement. In making this offer, I-CUBE understands that, apart from the transition arrangements described above, you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit or impair in any way the performance by you of your duties as an employee of I-CUBE. Please return this signed agreement with your offer letter.

It is understood that you are not being offered employment for a definite period of time and that either you or I-CUBE may terminate the employment relationship at any time and for any reason without prior notice, provided, however, that if your employment is terminated for any reason other than Cause (as defined above) or you resign as a result of any reduction in compensation as of the date of this letter or a material diminution of your job responsibilities or position within the Company without your consent within the first 36 months after you commence employment with I-CUBE, then I-CUBE will continue to pay you your base salary compensation and permit you to participate in I-CUBE's benefit programs on the same basis as similarly-situated individuals for the twelve-month period immediately following the date of your termination.

As Chief Financial Officer of I-CUBE, you will be elected to the Board of Directors of the Company.

Please acknowledge your acceptance of this offer by signing at the bottom and returning it to the attention of Kim Clancy, Human Resources. A copy of this letter has been included for your records.

We hope and expect that this will mark the beginning of a long and mutually beneficial relationship. I look forward to having you on board.

Very truly yours,


/s/ Michael Pehl

Michael Pehl
Chairman and C.E.O.


/s/ Lawrence P. Begley                          9/3/96
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Accepting Signature                             Date